Brown, Todd & Heyburn
3200 Capital Holding Center
Louisville, Kentucky  40202-3363

            February  14, 1994

Board of Directors
Liberty National Bancorp, Inc.
416 West Jefferson Street
P.O. Box 32500
Louisville, Kentucky  402032-2500

Gentlemen:

     We have acted as counsel to Liberty National Bancorp, Inc., a Kentucky corporation (the "Company") in connection with the preparation of a Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the "Registration Statement"). The Registration Statement is expected to be filed with the Securities and Exchange Commission on or about February 15, 1994, and covers an aggregate of 25,275 shares (the "Shares") of common stock of the Company.

      Of the Shares, 21,595 Shares may be offered for sale for the account of certain directors and officers (the "Selling Shareholders") of First Federal Savings Bank ("First Federal"). All but one of these officers and directors exercised options to purchase 13,981 shares of common stock of First Federal ("First Federal Stock") pursuant to the First Federal Savings Bank 1992 Stock Option Plan (the "Stock Option Plan") before the merger (the "Merger") of a subsidiary of the Company into First Federal on November 30, 1993. These shares of First Federal Stock were converted into 20,595 Shares in the Merger. In addition, 1,040 Shares were issued to a director who exercised an option after the Merger, which option had been converted in the Merger into an option to purchase Liberty common stock. The remaining 3,680 Shares may be issued to, and later offered for sale for the account of, certain directors of First Federal (the "Optionholders") who hold options to purchase Shares (the "Options") granted in 1992 pursuant to the Stock Option Plan. Under the terms of the Stock Option Plan, options originally issued to purchase First Federal Stock outstanding at the effective time of the Merger automatically converted into the Options to purchase Shares in the Merger.

      We have examined and relied upon originals or copies, certified to our satisfaction, of such corporate records, documents, orders, certificates, statements of governmental officials and corporate officers and representatives, and other instruments as we have deemed relevant and necessary as the basis for our opinion. We are rendering this opinion as of the time the Registration Statement becomes effective in accordance with
Section 8(a) of the Securities Act of 1933, as amended.

     Based upon the foregoing, it is our opinion that the Shares have been duly authorized and issued, and when sold in accordance with the terms of the Registration Statement, will be validly issued, fully paid and nonassessable. To the extent that laws other than the laws of the Commonwealth of Kentucky and Federal laws are applicable to any of the transactions, agreements or instruments referred to herein, we express no opinion on such laws.

      We hereby consent to the filing of this opinion as Exhibit
5 to the Registration Statement.

                                   BROWN, TODD & HEYBURN



                                   By:/s/Alan K. MacDonald
                                   Alan K. MacDonald, Partner